Proficient Alpha Acquisition Corp. Announces Pricing of $100 Million Initial Public Offering

New York, NY, May 29, 2019 / Proficient Alpha Acquisition Corp. (NASDAQ: PAACU, the “Company” or “Proficient”) announced today that it priced its initial public offering of 10,000,000 units at $10.00 per unit. The units are expected to be listed on The NASDAQ Capital Market (“NASDAQ”) and trade under the ticker symbol “PAACU” beginning May 30, 2019. Each unit consists of one share of common stock, one warrant to purchase one share of common stock at a price of $11.50 per share and one right to receive one-tenth of one share upon the consummation of the Company’s initial business combination. Once the securities comprising the units begin separate trading, the common stock, warrants and rights are expected to be listed on NASDAQ under the symbols “PAAC,” “PAACW” and “PAACR,” respectively.

The underwriters have been granted a 45-day option to purchase up to an additional 1,500,000 units offered by the Company to cover over-allotments, if any.

The offering is expected to close on June 3, 2019, subject to customary closing conditions.

I-Bankers Securities, Inc. acted as sole book-running manager of the offering. EarlyBirdCapital, Inc. acted as the co-manager of the offering.

About Proficient

Proficient Alpha Acquisition Corp. is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the Company intends to focus its search on companies which provide financial services in Asia, primarily China.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on May 29, 2019. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting I-Bankers Securities, Inc., 535 5th Avenue, 4th Floor, New York, New York 10017; info@ibankers.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Tracy Luo

Proficient Alpha Acquisition Corp.

Info@paac-us.com

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